Exhibit 4.1

SMITH & NEPHEW PLC

OFFICERS’ CERTIFICATE

The undersigned, Anne-Françoise Nesmes and Helen Barraclough, being a Director and the Company Secretary, respectively, of Smith & Nephew plc (the “Issuer”) in connection with the issuance of $350,000,000 aggregate principal amount of its 5.150% Notes due 2027 (the “2027 Notes”) and $650,000,000 aggregate principal amount of its 5.400% Notes due 2034 (the “2034 Notes” and, together with the 2027 Notes, the “Notes”) pursuant to the Indenture, dated as of October 14, 2020 (the “Indenture”), between the Issuer and The Bank of New York Mellon, London Branch as trustee (section references herein being to the Indenture), and pursuant to the authorization of the Board of Directors of the Issuer at its meetings held on February 22, 2024 and the authorization of the Issuer’s Notes Offering Committee by written resolution dated March 13, 2024, do hereby certify that the following form, terms and conditions of the Notes were established as required pursuant to Section 2.01 and Section 2.07 of the Indenture:

Issue Date:	March 20, 2024

5.150% Notes due 2027

Title of Notes:	5.150% Notes due 2027

Initial Aggregate Principal Amount of Notes:	U.S. $350,000,000

Price to Public:	99.893% of the aggregate principal amount, plus accrued interest, if any, from March 20, 2024

Maturity Date:

March 20, 2024 (the “2027 Notes Maturity Date”)

If the 2027 Notes Maturity Date falls on a day that is not a Business Day, the 2027 Notes Maturity Date will be postponed to the next succeeding day that is a Business Day, but no additional interest shall be paid unless the Issuer fails to make payment on such date.

Interest Rate:	5.150% per annum

Redemption Provisions

Optional Tax Redemption	In the event of various tax law changes and other limited circumstances that require the Issuer to pay additional amounts, the Issuer may redeem all, but not less than all, of the Notes at a price equal to 100% of the principal amount of the Notes plus accrued interest thereon to but excluding the date of redemption.

Optional Redemption:

Optional, in whole or in part, at any time and from time to time, prior to February 20, 2027 (one month prior to the maturity date of the 2027 Notes (the “2027 Notes Par Call Date”)), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2027 Notes matured on the 2027 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the 2027 Notes to be redeemed, plus, in each case, accrued and unpaid interest thereon to (but excluding) the redemption date.

On or after the 2027 Notes Par Call Date, the 2027 Notes will be redeemable, in whole or in part, at any time and from time to time, at our option, at a redemption price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus accrued but unpaid interest to (but excluding) the redemption date.

5.400% Notes due 2034

Title of Notes:	5.400% Notes due 2034

Initial Aggregate Principal Amount of Notes:	U.S. $650,000,000

Price to Public:	99.695% of the aggregate principal amount, plus accrued interest, if any, from March 20, 2024

Maturity Date:

March 20, 2034 (the “2034 Notes Maturity Date”)

If the 2034 Notes Maturity Date falls on a day that is not a Business Day, the 2034 Notes Maturity Date will be postponed to the next succeeding day that is a Business Day, but no additional interest shall be paid unless the Issuer fails to make payment on such date.

Interest Rate:	5.400% per annum
Redemption Provisions:
Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances that require the Issuer to pay additional amounts, the Issuer may redeem all, but not less than all, of the Notes at a price equal to 100% of the principal amount of the Notes plus accrued interest thereon to but excluding the date of redemption.

Optional Redemption:

Optional, in whole or in part, at any time and from time to time, prior to December 20, 2033 (three months prior to the maturity date of the 2034 Notes (the “2034 Notes Par Call Date”)), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Notes matured on the 2034 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the 2034 Notes to be redeemed, plus, in each case, accrued and unpaid interest thereon to (but excluding) the redemption date.

On or after the 2034 Notes Par Call Date, the 2034 Notes will be redeemable, in whole or in part, at any time and from time to time, at our option, at a redemption price equal to 100% of the principal amount of the 2034 Notes to be redeemed, plus accrued but unpaid interest to (but excluding) the redemption date.

All Notes

Form of Notes	The Notes will be issued in the form of global securities that will be deposited with or on behalf of The Depository Trust Company, New York, New York (“DTC”) on the closing date. Three global securities (the global security for the 2027 Notes in the aggregate principal amount of $350,000,000, one global security for the 2034 Notes in the initial aggregate principal amount of $500,000,000 and one global security for the 2034 Notes in the aggregate principal amount of $150,000,000) will be registered in the name of Cede & Co., as nominee of DTC, which will be executed and delivered in substantially the form of Notes set forth in Exhibit A hereto. In certain circumstances described in the Indenture, Notes may be issued in definitive form.

Interest Periods for Notes:	The first interest period for the Notes will be the period from and including the original issue date to, but excluding, the first Interest Payment Date (as defined below). Thereafter, the interest periods for the

Notes will be the periods from and including the Interest Payment Dates to, but excluding, the immediately succeeding Interest Payment Date (together with the first interest period, each an “Interest Period”). The final Interest Period will be the period from and including the Interest Payment Date immediately preceding the maturity date to but excluding the maturity date, or the redemption date.

Interest Payment Dates:	Interest on the Notes shall be payable semi-annually in arrears on March 20 and September 20, commencing on September 20, 2024 (each, an “Interest Payment Date”).

Notwithstanding the above, if an Interest Payment Date would fall on a day that is not a Business Day (as defined below), the Interest Payment Date will be postponed to the next succeeding day that is a Business Day, but no additional interest shall be paid unless the Issuer fails to make payment on such date.

Regular Record Dates for Interest:	Interest shall be paid to the holder in whose name the Notes are registered at the close of business on the 15th calendar day preceding each applicable Interest Payment Date, whether or not such day is a Business Day.

Business Day:	Any day, other than a Saturday or Sunday, which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close (“Business Day”).

Place of Payment, Paying Agent:	The Bank of New York Mellon, London Branch 160 Queen Victoria Street London EC4V 4LA United Kingdom

Trustee:	The Bank of New York Mellon, London Branch

Security Registrar:	The Bank of New York Mellon

Notice and Demands to Issuer:	Building 5, Croxley Park, Hatters Lane Watford, Hertfordshire, WD18 8YE United Kingdom Attention: The Company Secretary

Redemption Provisions:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 or any successor designation or publication (as determined by us) is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such

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redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Issuer will notify the Trustee of the redemption price promptly after the calculation thereof, and the Trustee may rely upon the redemption price contained in any such notice and the Trustee shall not be responsible for, or be liable in connection with, the calculation of such redemption price (or any component thereof) or for determining whether manifest error has occurred.

In the case of a partial redemption, selection of the Notes of a series for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the relevant Note will state the portion of the principal

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amount of the relevant Note to be redeemed. Except in the case of global notes, a new Note in a principal amount equal to the unredeemed portion of the relevant note will be issued in the name of the holder of the relevant Note upon surrender for cancellation of the original Note. For so long as the relevant Notes are held by DTC (or another depositary), DTC (or such other depositary) will determine the allocation of the redemption price among beneficial owners of such Notes in accordance with DTC’s (or such other depositary’s) applicable procedures.

Redemption Notices:	Notice of any redemption will be given to DTC at least 10 days but not more than 60 days prior to the redemption date. Any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including but not limited to, completion of a debt or equity financing, acquisition, divestment or other corporate transaction or event. In addition, the Issuer in any related notice of redemption shall describe each such condition and, if applicable, shall state that, at the Issuer’s discretion, the date of redemption may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed. Unless the Issuer defaults in payment of the Redemption Price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Repurchase Upon Change of Control Purchase Event:	If a Change of Control Repurchase Event (as defined below) occurs, unless the Issuer has exercised its right to redeem all of the Notes, the Issuer will make an offer to repurchase the Notes at a repurchase price equal to 101% of its principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase unless the Notes have been previously redeemed or called for redemption. The Trustee shall have no obligation to determine whether a Change of Control Repurchase Event or any component thereof has occurred or is continuing.

“Below Investment Grade Ratings Event” means the Notes cease to be rated Investment Grade by both

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Rating Agencies on any date during the period commencing on the earlier of (i) the occurrence of a Change of Control and (ii) public notice of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control, and ending 60 days after (which 60 day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any Rating Agency) the consummation of a Change of Control. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Ratings Event).

“Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of consolidation, amalgamation or merger), in one or a series of related transactions, of all or substantially all of the Issuer’s assets and those of its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to the Issuer or one of its Subsidiaries; (ii) the consummation of any transaction or series of related transactions (including, without limitation, any consolidation, amalgamation, or merger or other combination (including by way of a scheme of arrangement)) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Issuer or one or more of its Subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of our total outstanding Voting Stock; or (iii) the adoption of a plan relating to the Issuer’s liquidation or dissolution. A transaction shall not constitute a “Change of Control” for the purposes of

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this definition if (i) the Issuer becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) or a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (i) each of Moody’s and S&P and (ii) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Issuer as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings Inc., a division of S&P Global Inc., and its successors.

“Subsidiary” means, at any relevant time, any person of which the voting shares or other interests carrying more than 50% of the outstanding voting rights attached to all outstanding voting shares or other interests are owned, directly or indirectly, by or for the Issuer and/or one or more of its subsidiaries.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

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Defeasance and Discharge of the Notes: (Section 9.03)	Applicable. Section 9.03(iii) of the Indenture, is amended and replaced with “the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent provided for relating to the defeasance, have been complied with and an Opinion of Counsel to the effect that the Holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to the same U.S. federal income tax as would be the case if the defeasance did not occur.

Further Issuances:	The Issuer may, at its option, at any time and without the consent of the then existing holders of the Notes, reopen the Notes and issue additional Notes in one or more transactions after the date of the Prospectus Supplement (as defined below) with terms (other than the issue price, issuance date and, possibly, first interest Payment Date and original interest accrual date) identical to the original Notes. Any such additional Notes will be deemed to have been part of the original Notes and will constitute a single series of securities, and will provide the holders of these additional Notes the right to vote together with holders of the original Notes; provided, however, that if these additional Notes are not fungible with the original Notes for U.S. federal income tax purposes, these additional Notes will have a separate CUSIP and ISIN or other identifying number, as applicable. There is no limitation on the amount of Notes or other debt securities that the Issuer may issue under the Indenture.

Sinking Fund:	None.

Additional Amounts:	Pursuant to the form of Notes set forth in Exhibit A hereto, the Issuer may, subject to certain exceptions, be obligated to pay additional amounts.

Electronic Execution:	The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to the Indenture or any document to be signed in connection with the Indenture (including the certificate of authentication, certificate of the Trustee and the Securities (as defined in the Indenture)) shall be deemed to include electronic signatures (e.g., by DocuSign or Adobe Sign), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery

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thereof or the use of a paper based recordkeeping system, as the case may be, and the parties hereto and thereto consent to conduct the transactions contemplated hereunder by electronic means.

Electronic Means:

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Indenture and related financing documents and delivered using Electronic Means (as defined below); provided, however, that the Issuer shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any)

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to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

"Electronic Means" shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

Other Terms of the Notes:	The other terms of the Notes shall be substantially as set forth in the Indenture and the form of Notes attached hereto as Exhibit A.

The defined term “Officers’ Certificate” at section 1.01 of the Indenture is amended and replaced with:

“Officers’ Certificate” means a certificate delivered by the Issuer to the Trustee and signed by any director or the treasurer (which includes any Senior Vice President, Tax and Treasury) or any deputy treasurer or any assistant treasurer and the secretary or any assistant secretary of the Issuer. Each such certificate shall comply with Section 314 of the Trust Indenture Act and include the statements provided for in Section 10.05.

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Each of the undersigned hereby certifies that:

1.	He or she has read the provisions of the Indenture setting forth the covenants and conditions to the Trustee’s authentication and delivery of the Securities and the definitions in the Indenture relating thereto.

2.	He or she has examined the resolutions of the Board of Directors and the Notes Offering Committee of the Issuer adopted prior to the date hereof relating to the authorization, issuance, authentication and delivery of the Notes, such other corporate records of the Issuer, as applicable, and such other documents deemed necessary as a basis for the opinion hereinafter expressed.

3.	In his or her opinion, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not the covenants and conditions referred to above have been complied with.

4.	He or she is of the opinion that the covenants and conditions referred to above have been complied with.

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IN WITNESS WHEREOF, I have hereunto set my hand of this 20th day of March 2024.

By:	/s/ Anne-Françoise Nesmes
	Name:	Anne-Françoise Nesmes
	Title:	Director

By:	/s/ Helen Barraclough
	Name:	Helen Barraclough
	Title:	Company Secretary

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Exhibit A

THIS SECURITY IS A GLOBAL REGISTERED SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

SMITH & NEPHEW PLC

[●]% Notes due 20[●]

No. ______________________	U.S. $______________________
CUSIP No. ___________________
ISIN: ___________________

SMITH & NEPHEW PLC, a public limited company incorporated under the laws of England and Wales (herein called the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, upon presentation and surrender of this Security the principal sum of ________ United States Dollars ($________) on March [●], 20[●], and to pay interest thereon from March 20, 2024 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually in arrears on March 20 and September 20 in each year, commencing September 20, 2024 (each an “Interest Payment Date”), at the rate of [●]% per annum, until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the record date for such interest which shall be the 15th calendar day preceding such Interest Payment Date (whether or not such day is a Business Day) (“Regular Record Date”), as the case may be. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a special record date (“Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Issuer maintained for that purpose in New York City, in such coin or currency of the United States of America as at the time of payment is legal

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tender for payment of public and private debts; provided, however, that at the option of the Issuer payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, by manual or pdf or other electronically-imaged (including, without limitation, DocuSign or Adobe Sign) signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed manually, electronically or in facsimile.

Dated: March 20, 2024

SMITH & NEPHEW PLC

By:
Name: Helen Barraclough
Title: Company Secretary

[Signature Page to Smith & Nephew plc Global Registered Security]

This is one of the Securities of the series designated herein and referred to in the within- mentioned Indenture.

Dated: March 20, 2024

THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS TRUSTEE

By:
Authorized Officer

[Signature Page to Smith & Nephew plc Global Registered Security]

This Security is one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 14, 2020 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Issuer and The Bank of New York Mellon, London Branch, as Trustee (herein called the “Trustee”, which term includes any other successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to U.S.$ .

The Securities of this series are subject to redemption, prior to [●], 20[●] (the “Par Call Date”), at the Issuer’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus [●] basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to (but excluding) the redemption date.

On or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to (but excluding) the redemption date.

“Business Day” means any day, other than a Saturday or Sunday, which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as

“Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 or any successor designation or publication (as determined by us) is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Indenture contains provisions to the effect that, in the event of various tax law changes and other limited circumstances that require the Issuer to pay Additional Amounts, the Issuer may redeem all, but not less than all, of the Securities of a series at a price equal to 100% of the principal amount of the Securities plus accrued interest thereon to but excluding the date of redemption, which provisions apply to this Security.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness on this Security upon compliance by the Issuer with certain conditions set forth thereon, which provisions apply to this Security.

If any deduction or withholding for any present or future taxes, levies, duties, assessments, imposts or other governmental charges whatsoever imposed, assessed, levied by or collected or for the account of the United Kingdom (or any political subdivision or taxing authority thereof or therein) shall at any time be required by applicable law or regulation of the United Kingdom (or any such political subdivision or taxing authority) in respect of any amounts to be paid by the Issuer under the Securities, the Issuer will (subject to what follows) pay to the Holder of this Security, such additional amounts as may be necessary in order that the net amounts received by such Holder of such Security, after such deduction or withholding, shall be not less than the amounts to which such Holder would be entitled had such deduction or withholding not been so imposed, assessed, levied or collected; provided, however, that the Issuer shall not be required to make any payment of additional amounts for or on account of:

(1)       any present or future tax, levy, impost or other governmental charge which would not have been so imposed, assessed, levied or collected but for the fact that the Holder of the relevant Security (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation) is or has been a domiciliary, national or resident of, or engaging or having been engaged in a trade or business or maintaining or having maintained a permanent establishment or being or having been physically present in, the United Kingdom or any political subdivision or taxing authority thereof or therein or otherwise having or having had some connection with the United Kingdom or any political subdivision or taxing authority thereof or therein other than the holding or ownership of a Security, or the collection of principal of, and interest, if any, on, or the enforcement of, a Security;

(2)       any present or future tax, levy, impost or other governmental charge which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant Security was presented more than 30 days after the date on which such payment became due or was provided for, whichever is later;

(3)       any estate, inheritance, gift, sale, transfer, personal property or similar tax, levy, impost or other governmental charge;

(4)       any present or future tax, levy, impost or other governmental charge which is payable otherwise than by deduction or withholding from payments on or in respect of the relevant Security;

(5)       any present or future tax, levy, impost or other governmental charge which would not have been so imposed, assessed, levied, collected or withheld but for the failure to comply with any request addressed to the Holder for certification, identification or other information reporting concerning the nationality, residence, identity or connection with the United Kingdom or any political subdivision or taxing authority thereof or therein of the Holder or beneficial owner of the relevant Security, if compliance is required by treaty or by statute, regulation or administrative practice of the United Kingdom or any such political subdivision or taxing authority thereof or therein as a condition to relief or exemption from such tax, levy, impost or other governmental charge (which such Holder or beneficial owner is legally entitled to provide);

(6)       any present or future tax, levy, impost or other governmental charge which a Holder would have been able to avoid by authorizing the paying agent to report information in accordance with the procedure laid down by the relevant tax authority or by producing, in the form requested by the relevant tax authority, a declaration, claim, certificate, document or other evidence establishing exemption therefrom which has been requested of such Holder and which it is legally entitled to provide;

(7)       any present or future tax, levy, impost or other governmental change imposed by the United States of America or any political subdivision or taxing authority thereof or therein;

(8)       any present or future tax, levy, impost or other governmental charge imposed, assessed, levied or collected in respect of a payment under or with respect to a Security to any Holder of the relevant Security that is a fiduciary, partnership or a person other than the sole beneficial owner of such payment or Security to the extent that the beneficiary or settlor with respect to the fiduciary, member of that partnership or beneficial owner would not have been entitled to the additional amounts or would not have been subject to such tax, levy, impost or charge, had that beneficiary, settlor, member or beneficial owner been the actual Holder of such Security; or

(9)       any combination of items (1) through (8) above.

Nor shall additional amounts be paid in the event that the obligation to pay additional amounts is the result of the issuance of definitive Registered Securities to a Holder of a Predecessor Security at such Holder’s request upon the occurrence of an Event of Default and at the time payment is made definitive Registered Securities have not been issued in exchange for the entire principal amount of the Predecessor Securities. The foregoing provisions shall apply mutatis mutandis to any withholding or deduction for or on account of any present or future taxes, levies, duties, assessments, imposts or governmental charges of whatever nature of any jurisdiction in which any successor Person to the Issuer is organized, or any political subdivision or taxing authority thereof or therein.

Upon the occurrence of a Change of Control Repurchase Event, unless the Issuer has exercised its right to redeem all of the Notes, the Issuer will make an offer to holders of the Notes to purchase all the Notes as described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase.

Within 30 days following the date upon which the Change of Control Repurchase Event occurred or, at the Issuer’s option, prior to the date upon which such Change of Control (as defined below) occurs but after the public announcement of the pending Change of Control, the Issuer will be required to provide a notice to each holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 10 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to DTC at the address specified in the notice, or transfer such Notes to the paying agent by book entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Issuer will, to the extent lawful (i) accept for payment all Notes or portions of Notes (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) validly tendered pursuant to the Change of Control Offer (“Tendered Notes”), (ii) deposit with the paying agent an amount equal to the aggregate purchase price in respect of Tendered Notes and (iii) deliver or cause to be delivered to the Trustee for cancellation the Tendered Notes, together with an officer’s certificate stating the aggregate principal amount of Notes being repurchased by the Issuer.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant interest payment date to the person in whose name a Note is registered at the close of business on such record date.

The Issuer will not be required to make a Change of Control Offer if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all Notes validly tendered and not withdrawn under its offer or (ii) the Issuer has previously mailed a redemption notice with respect to all of the outstanding Notes.

The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture (including those related to a Change of Control Repurchase Event), the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of the conflict.

Provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

The Change of Control Repurchase Event feature of the Notes may in certain circumstances make it more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. Subject to certain limitations, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings on the Notes.

The Issuer may not have sufficient funds to repurchase all the Notes, or any other outstanding debt securities that the Issuer would be required to repurchase, upon a Change of Control Repurchase Event.

The following terms have the meanings given to them below:

“Below Investment Grade Ratings Event” means the Notes cease to be rated Investment Grade by both Rating Agencies on any date during the period commencing on the earlier of (i) the occurrence of a Change of Control and (ii) public notice of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control, and ending 60 days after (which 60 day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any Rating Agency) the consummation of a Change of Control. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Ratings Event).

“Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of consolidation, amalgamation or merger), in one or a series of related transactions, of all or substantially all of the Issuer’s assets and those of its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to the Issuer or one of its Subsidiaries; (ii) the consummation of any transaction or series of related transactions (including, without limitation, any consolidation, amalgamation, or merger or other combination (including by way of a scheme of arrangement)) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Issuer or one or more of its Subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Issuer’s total outstanding Voting Stock; or (iii) the adoption of a plan relating to the Issuer’s liquidation or dissolution. A transaction shall not constitute a “Change of Control” for the purposes of this definition if (i) the Issuer becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) or a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Issuer.

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (i) each of Moody’s and S&P and (ii) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Issuer as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings Inc., a division of S&P Global Inc., and its successors.

“Subsidiary” means, at any relevant time, any person of which the voting shares or other interests carrying more than 50% of the outstanding voting rights attached to all outstanding voting shares or other interests are owned, directly or indirectly, by or for the Issuer and/or one or more of its subsidiaries.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the Indenture, this Security or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request, and offered security and/or indemnity reasonably satisfactory to the Trustee, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal (and premium, if any) or any interest on this Security on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed or to convert this Security as provided in the Indenture.

The Securities of this series are issuable only in registered form without coupons in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of Registered Securities is registrable in the Security Register, upon surrender of a Registered Security for registration of transfer at the office or agency of the Issuer in any place where the principal of and any premium and interest on a Registered Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder thereof or his or her attorney duly authorized in writing, and thereupon one or more new Registered Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentation of this Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither of the Issuer nor the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount of this Security shall be U.S.$____________. The following decreases/increases in the principal amount of this Security have been made:

Date of Decrease/Increase	Decrease in Principal Amount	Increase in Principal Amount	Total Principal Amount Following such Decrease/Increase	Notation Made by or on Behalf of Trustee

[OPTION OF HOLDER TO ELECT PURCHASE]

The undersigned hereby irrevocably request(s) and instruct(s) the Company to repurchase the Notes (or portion thereof specified below), CUSIP No. ___________ pursuant to its terms at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the repayment date, to the undersigned, at ____________________________________ (Please print or type name and address of the undersigned).

For the Notes to be repurchased, the Trustee (or the Paying Agent on behalf of the Trustee) must receive at _____________________, or at such other place or places of which the Company shall from time to time notify the holder of the Notes, not more than 30 days following the date upon which the Change of Control Repurchase Event occurred as set forth in the Prospectus Supplement for the Notes, this “Option of Holder to Elect Purchase” form duly completed.

If less than the entire principal amount of the Notes is to be repaid, specify the portion thereof (which shall be in increments of the minimum denomination) which the holder elects to have repaid and specify the denomination or denominations (which shall be $2,000 or whole multiples of $1,000 in excess thereof) of the Notes to be issued to the holder for the portion not being repaid.

$_______________

DATE ___________

_____________________________

NOTICE: The signature on this Option of Holder to Elect Purchase must correspond with the name as written upon the face of this Note in every particular, without alteration or enlargement or any change whatever.

[FORM OF ASSIGNMENT]

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

as agent for the transfer of this Security on the books of the Company. The agent may substitute another to act for him or her.

Your Signature:

Date:
(Sign exactly as your name appears on the other side of this Security)

*Signature guaranteed by:

By:

* The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

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